Exhibit 99.1

CLEANTECH BIOFUELS ANNOUNCES NEW MEMBER OF BOARD OF DIRECTORS

 St. Louis, Mo. – February 11, 2010 – CleanTech Biofuels, Inc. (OTC: CLTH), an early-stage provider of technology to convert municipal solid waste (MSW) into sustainable biomass for renewable energy and bio-based chemical production, has appointed Jose (Joe) Bared, Sr. to its Board of Directors. This appointment fills a vacant seat on the board, bringing the total number of directors to five.

Mr. Bared has over 40 years of experience having served as the President, Chairman, and/or Director of a number of public and private companies including oil refineries and waste to energy facilities.   He began his career as an engineer and in 1968 founded The Bared Company.  Under his tenure as President, the Bared Company grew to be one of the Top 20 Mechanical, Electrical, Engineering and Design companies in the United States as reported by engineering New Record magazine. Mr. Bared was also a member of the founding group that purchased Republic National Bank of Miami in 1971.  Mr. Bared served as a director of the bank from 1971 until its sale in 1998.   Currently Mr. Bared serves on the Board of Directors of Jackson – United Petroleum, a natural gas producer operating in Kentucky and Pennsylvania.  Mr. Bared is also deeply involved in a variety of philanthropic endeavors. He has served on the Board of Trustees for the University of Miami for the past 30 years. He also has served on the Board of Governors of the Sylvester Cancer Center for the past 15 years and is a life member of the center. Mr. Bared holds a B.S. in Mechanical Engineering from the University of Miami.

“We are extremely excited to welcome Joe Bared to our Board of Directors.  His experience managing complex engineering projects as well as his deep experience in the broader energy industry will be invaluable as we explore multiple commercial options for the use of our biomass and transition CleanTech from a technology start-up to a commercially viable company,” said Edward Hennessey, CEO of CleanTech Biofuels.

 In 2009, CleanTech Biofuels demonstrated the operational capability of its technology to process municipal solid waste into biomass for electricity and fuel production.  With its patented technology, CleanTech is now offering its biomass recovery technologies to cities and landfill operators to produce biomass for a wide array of energy production, including electricity generation and biofuel refining.

About CleanTech Biofuels

CleanTech Biofuels, Inc. is an early-stage company offering cities and landfill operators its technology to convert municipal solid waste into energy products. By using the existing infrastructure for municipal solid waste collection and disposal to collect biomass at low or possibly negative feedstock cost, the company expects to achieve profitability quickly.  Additionally, this gives CleanTech economic advantages over other alternative energy producers, who must spend time and money developing infrastructure to collect and transport their already more expensive feedstocks before commercializing their technologies.

Safe Harbor

This new release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development, and results of the Company's business include but are not limited to fluctuations in financial results, availability and customer acceptance of our products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contacts

Company Contact:
CleanTech Biofuels, Inc.
Ed Hennessey
314.802.8670
http://www.cleantechbiofuels.net

Investor Contact:
Lippert Heilshorn& Associates, Inc.
Amy Gibbons/Jody Burfening
212-838-3777
agibbons@lhai.com